Exhibit 99.1

For IMMEDIATE Release	CONTACT:
July 1, 2024	Ron Wahl,
Communications/Media Relations Specialist
(724) 463-6806
RWahl@fcbanking.com

Mike McCuen Named Chief Lending Officer and Executive Officer For First Commonwealth Financial Corporation
INDIANA, Pa. –Mike McCuen, First Commonwealth Bank’s Corporate Banking Executive since September 2023, has been elevated to the position of Chief Lending Officer and Executive Officer for First Commonwealth Financial Corporation, the bank announced today.
As Chief Lending Officer, McCuen will lead all commercial banking teams and initiatives, inclusive of Commercial and Industrial Lending, Commercial Real Estate, Treasury Management and Portfolio Management. In addition, he will take over the executive oversight of the Business Development and Equipment Finance groups. His focus will continue to be growing full banking relationships across each of the bank’s regions of commercial activity in Cincinnati, Cleveland, Canton and Columbus, Ohio; and Pittsburgh, Indiana, Harrisburg and Philadelphia, Pennsylvania.
“Mike has done terrific work with positioning our corporate banking business for sustainable growth. We now have the opportunity to align other commercially oriented businesses under his leadership,” said First Commonwealth CEO Mike Price in announcing the appointment. “Mike and I have a meaningful working history, and I’m thrilled to have him report to me in the Chief Lending Officer role as part of our Executive Team.”
Prior to joining First Commonwealth, McCuen was market president and commercial sales leader for Key Bank’s Cincinnati area since 2017, with previous roles at Key Bank in credit, wealth management and corporate banking. He had leadership positions at National City, including Cincinnati market president. He joined PNC Bank in 2009, where he led corporate banking in their Midwest territory.

McCuen is also active in the community, and has served on a number of boards in the Cincinnati area, including Pro-Kids, The Zoo, Ursuline Academy, the Minority Business Accelerator at the Chamber and the Marvin Lewis Community Fund. He is also a member of the Cincinnati Archdiocese Finance Council and the Cincinnati Regional Business Committee.
McCuen earned his bachelor’s degree in Economics from John Carroll University and has an MBA from the University of Michigan.
He and his wife, Megan, reside in Montgomery, Ohio, and have six children.
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About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a community bank committed to its mission of improving the financial lives of its neighbors and their businesses. First Commonwealth operates 124 branches throughout Pennsylvania and Ohio and also has business banking centers in Pittsburgh and Harrisburg, Pennsylvania; and Cleveland, Canton, Cincinnati and Columbus, Ohio. First Commonwealth, through subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency, provides a full range of commercial and retail banking services, including mortgage, wealth management and insurance solutions, along with equipment financing and SBA and indirect lending. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

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